UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING



(Check one):   |_| Form 10-K |_| Form N-CSR |_| Form 20-F |_| Form 11 -K
               |X| Form 10-Q |_| Form 10-D  |_|Form N-SAR

            For Period Ended: June 30, 2006

            |_|   Transition Report on Form 10-K
            |_|   Transition Report on Form 20-F
            |_|   Transition Report on Form 11 -K
            |_|   Transition Report on Form 1 0-Q
            |_|   Transition Report on Form N-SAR
            For the Transition Period Ended:______________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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PART I - REGISTRANT INFORMATION


Morgan Equities Group, Inc.
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Full Name of Registrant


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Former Name if Applicable



13C Sea View Square, 18 Taizi Road, Shekou Industrial Zone, Shenhen City, Guangdong Province, China /518067; U.S Address: 830-13 A1A North, #165, Ponte Vedra Beach, FL 32082.
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City, State and Zip Code



PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a)   The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
      (b)   The subject annual report, semi-annual report, transition report on
            Form 1 0-K, Form 20-F, Form 1 1 -K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar
|X| day following the prescribed due date; or the subject quarterly report or transition report on Form 1 0-Qorsubject distribution reporton Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



PART III -- NARRATIVE


State below in reasonable detail why Forms 1 0-K, 20-F, 1 1 -K, 1 0-Q, 1 0-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.


The 10-QSB for the period ending June 30, 2006 could not be filed on time because of hardship and undue expense,but will be filed within the time alloted by Reg. 12b-25.

(Attach extra Sheets if Needed)
PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


      Fred Narcross, President       +86 755               2685 5625
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              (Name)               (Area Code)          (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 ofthe Investment Company Act of 1940 during the preceding 12 months or for such shorterperiod that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                  Yes |X| No |_|

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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof ?
                                                                  Yes |X| No |_|


      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


Registrant has acquired assets which it did not previously have, and had no operations last fiscal year.
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                           Morgan Equities Group, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.





Date August 15, 2006                         By Fred Narcross, President
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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                                    ATTENTION
        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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